Filed Pursuant to Rule 424(b)(7)
Registration No. 333-211375

Prospectus Supplement No. 2
(to prospectus dated May 27, 2016)

RESONANT, INC.

3,993,760 Shares
Common Stock

This prospectus supplement updates and amends certain information contained in the prospectus dated May 27, 2016, as supplemented by the Prospectus Supplement No. 1 dated August 17, 2016 (the “Prospectus”) relating to the offer and sale from time to time by certain selling stockholders of up to an aggregate of 3,993,760 shares of our common stock.

This prospectus supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus, except to the extent that the information presented herein supersedes the information contained in the Prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in conjunction with, the Prospectus, including any amendments or supplements thereto.

We are not offering any shares of common stock for sale under this prospectus supplement, and we will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Investing in our common stock involves risks. You should carefully consider the risks described under “Risk Factors” in Item 1A of our most recent Annual Report on Form 10-K and Item 1A of any subsequently filed Quarterly Reports on Form 10-Q (which documents are incorporated by reference in the Prospectus), as well as the other information contained or incorporated by reference in the Prospectus or in any prospectus supplement thereto before making a decision to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 1, 2017.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is being filed to supplement the information that appears under the caption “Selling Stockholders” in the Prospectus to identify and provide information with respect to certain selling stockholders not previously included therein.

SELLING STOCKHOLDERS

Following the date of the Prospectus, The Kingdom Trust Company Cust FBO George Holmes IRA (the “Transferor”), a selling stockholder identified in the Prospectus, assigned the shares of common stock and warrants to purchase shares of common stock it acquired from Resonant in the April 2016 private placement to a different custodial account maintained for the benefit of George Holmes.

The information appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended by the addition and substitution of the following selling stockholder in place of the Transferor.  The number and percentage of shares of common stock beneficially owned by the selling stockholder is presented as of March 1, 2017, and is based upon information provided to us by the selling stockholder for use in this prospectus supplement. The information presented in the table is based on 14,444,208 shares of our common stock outstanding on March 1, 2017.

	Shares Beneficially Owned		Maximum Number of Shares to be	Shares Beneficially Owned After the Sale of the Maximum Number of Shares
Name of Selling Stockholder	Number	Percentage	Sold Hereunder	Number	Percentage
Raymond James & Assoc., Custodian FBO George Holmes (4)	186,222	1.3%	16,600	169,622	1.2%

(4)               Consists of (i) 177,922 shares of common stock and (ii) 8,300 shares of common stock that may be acquired from us upon exercise of warrants.  Does not include 14,135 shares of common stock underlying restricted stock units that vest within 60 days of March 1, 2017, as receipt of the shares has been deferred until a later date.